Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-147793) and the Registration Statement on Form S-8 (No. 333-120141) of Cytomedix, Inc. of our report dated March 29, 2010, except for the effects of the restatement discussed in Note 2 to the financial statements as to which the date is January 7, 2011 relating to the financial statements and financial statement schedule, which appears in this Form 10-K/A Amendment No. 2.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
March 29, 2010, except for the effects of the restatement discussed in Note 2 to the financial statements as to which the date is January 7, 2011.